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                                   Exhibit J

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated January 25, 1999, relating to the financial statements and financial highlights of Northwestern Mutual Series Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Prospectus and to the reference to us under the heading "Investment Advisory and Other Services" in such Statement of Additional Information.

         We also consent to the use in such Statement of Additional Information of our report dated April 26, 1999, relating to the balance sheets of the Index 400 Stock Portfolio and Small Cap Growth Stock Portfolio (constituting two series of the Northwestern Mutual Series Fund, Inc.) which appear in such Statement of Additional Information.

PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
April 29, 1999